Exhibit 2.1


   Agreement of Purchase and Sale dated July 31, 2002 between Mintz & Partners
    Limited in its capacity as the proposed interim receiver of Triple-C-Inc. and Johnvince Foods Ltd. a Corporation incorporated under the laws of Ontario.

                         AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT made the 31st day of July, 2002.

BETWEEN:


                                       MINTZ & PARTNERS LIMITED in its capacity as the proposed interim receiver of Triple-C Inc.

                                       (hereinafter called the "Vendor")

                                       - and -

                                       JOHNVINCE FOODS LTD., a corporation
                                       incorporated under the laws of Ontario

                                       (hereinafter called the "Purchaser")

         WHEREAS the Company carried on the business of importing, selling and distributing confectionary products;

         AND WHEREAS Congress provided the Company with financing secured by a security interest over all of the Company's assets, property and undertaking;

         AND WHEREAS the Company is in default of its obligations to Congress and Congress intends to take steps to enforce its security and will seek an Order appointing the Vendor as interim receiver of the Company;

         AND WHEREAS the Company has made or intends to make an assignment pursuant to the provisions of the Bankruptcy and Insolvency Act (Canada) naming the Vendor as trustee;

         AND WHEREAS subject to the making of the Approval and Vesting Order the Vendor has agreed to sell, transfer and assign to the Purchaser and the Purchaser has agreed to buy from the Vendor, all of the Vendor's and the Company's right, title and interest in and to the Purchased Assets:

         NOW THEREFORE for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.01     Definitions.

In this Agreement the following terms shall have the following meanings;

"Accounts Receivable" means all accounts receivable, bills receivable, trade accounts, book debts, insurance claims and any other amount due to the Company by any Person, including refunds and rebates and the benefit of all security (including deposits) for such indebtedness to the Company, and all guarantees and other collateral held by the Company existing as at the Closing Date (excluding Related Party Debts);

"Agreement" means this Agreement including the Recitals and Schedules to this Agreement as it or they may be amended or supplemented from time to time, and the expressions "hereof", "herein," "hereto," "hereunder," "hereby" and similar expressions refer to this Agreement and not to any particular section or other portion of this Agreement;

"Appeal Proceedings" means any proceeding occurring after the Court has issued the Approval and Vesting Order capable of resulting in the appeal, amendment, nullification, quashing or revocation of the Approval and Vesting Order;

"Approval and Vesting Order" means a final order of the Court, substantially in the form attached as Schedule A, appointing the Vendor as interim receiver over the Purchased Assets, ratifying the entering into of this Agreement by the Vendor, approving the Transactions, authorizing and directing the Vendor to implement the arrangements described in Article 11 of this Agreement, vesting title to the Purchased Assets in the Purchaser or such other Person as the Purchaser may designate free and clear of Encumbrances other than possessory liens in respect of Inventory located in premises other than the Leased Premises, and approving a distribution to Congress in full satisfaction of all obligations (including costs and expenses) owing by the Company to Congress;

"Approval Date" means the date the Approval and Vesting Order is made by the Court;

"Approval Date Deliveries" means those deliveries specified in Sections 8.01,
8.02 and 8.03;

"Base Purchase Price" means the amount of $2,097,994;

"Books and Records" means all originals and copies of all books and records of the Company relating to the Business including financial, operations, sales records, purchase records, lists of suppliers and customers (with full contact particulars to the extent available) and all other documents, files, correspondence, data and information, howsoever stored, including any of the foregoing information stored on computer related media wherever located;

"Business" means the business of importing, selling and distributing confectionary products;

"Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto;

"Canadian Dollars" means the lawful currency of Canada;

"Closing" means the completion of the Transactions;

"Closing Date" means the day that is the Eleventh (11th) day following the Approval Date provided that if such day is not a Business Day the Closing Date shall be the next Business Day thereafter or such earlier day as the Purchaser may fix by notice in writing to the Vendor;

"Company" means Triple-C Inc. and includes any bankruptcy trustee appointed in respect of Triple-C Inc.;

"Congress" means Congress Financial Corporation (Canada);

"Continental" means Continental Candy Industries B.V.;

"Continental Inventory" means the inventory in two containers identified CMUU500099-1 and CMUU500281-8 which is currently in the possession of Continental;

"Continental Inventory in Possession" means the Inventory in the approximate value of $100,000 (at cost) in the possession of the Company to which Continental has made a claim;

"Court" means the Ontario Superior Court of Justice (Commercial List);

"Employee Costs" means the amount of $16,079.15 incurred for wages to employees and former employees of the Company to conduct the Trade Inventory count contemplated in Section 2.06, to continue collection of Accounts Receivable and to carry out such other tasks and services as the Vendor deems necessary or desirable in connection with the Transactions;

"Encumbrances" means, with respect to the Purchased Assets, any and all mortgages, charges, pledges, liens, encumbrances, security interests, executions, judgments, trusts or any other claims in favour of Congress or any other Person including, without limitation, those encumbrances listed on the attached Schedule B;

"Escrow Agreement" means the agreement between the Parties in form and substance satisfactory to the Parties with respect to the holding of the Purchase Price and Approval Date Deliveries in escrow by the Vendor until Closing;

"Excluded Assets" means:

         (a) Leased Premises;

         (b) Continental Inventory;

         (c) Related Party Debts;

         (d) Leased Equipment;

         (e) Leasehold Improvements;

         (f) Accounts Receivable collected in cash by the Company or the Vendor from and including July 31, 2002 to, but excluding, the Closing Date; and

         (g) all cash and cash equivalents;

"Exit Date" means October 29, 2002;

"Extended Closing Date" means the day that is the Twenty-first (21st) day after the Vendor receives notice of any Appeal Proceedings;

"Fixed Assets" means all fixed assets, machinery, equipment implements, parts, tools, jigs, dies, moulds, patterns, tooling spare parts, shelving and trade fixtures of the Company of every kind and nature whatsoever wherever located, but, for greater certainty, excluding Leasehold Improvements and Leased Equipment;

"Intellectual Property" means all of the Company's right and interest in recipes, formulae, product specifications, logos, trade dress, copyright, trade marks, trade names, industrial designs, patents, proprietary information, trade secrets, quality control and analysis records and all other intellectual property owned by, licensed to, or used by the Company (including applications and registrations of any of the foregoing and all renewals, extensions and re-issues pertaining thereto), the name "Triple-C" and any variant thereof (including the domain name) and all other documents, files, records, correspondence, advertising and promotional materials and other data and information relating thereto, including the Company's right and interest in the trade marks described in Schedule C but only to the extent that the Company or the Vendor have the right to assign the same without the prior approval or consent of any third party,

"Interim Period" shall have the meaning ascribed in Section 11.01;

"Interim Period Receivables" shall have the meaning ascribed in Section
11.01(a);

"Inventory" means all inventory of the Company of every kind and nature whatsoever wherever located, including all Trade Goods Inventory, raw materials, work in process, finished goods, operating supplies, packaging, advertising and promotional materials of every kind and nature whatsoever wherever located;

"Landlord" means the landlord listed on Schedule D;

"Leased Premises" means the premises leased by the Landlord to the Company and listed on Schedule D;

"Leased Equipment" means equipment leased to the Company;

"Leasehold Improvements" means all leasehold improvements and landlord fixtures at the Leased Premises, including fixtures that are the property of the Landlord pursuant to the Lease;

"Other Assets" means all of the property and assets of the Company other than Excluded Assets, Accounts Receivable, Inventory, Books and Records, Fixed Assets and Intellectual Property and includes goodwill and intangible assets;

"Parent" means, collectively, Rachel's Gourmet Snacks, Inc. and Rachel's Manufacturing, Inc.;

"Party" means a party to this agreement and any reference to a Party includes its successors and permitted assigns; and "Parties" means every Party;

"Person" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity;

"Pez" means Pez Candy, Inc.;

"Purchased Assets" means, to the extent the same does not include the Excluded Assets;

         (a) Accounts Receivable;

         (b) Inventory;

         (c) Books and Records;

         (d) Fixed Assets;

         (e) Intellectual Property; and

         (f) Other Assets;

"Purchase Price" means the purchase price set out in Section 3.01 as the same may be adjusted pursuant to Sections 3.03 and 3.04;

"Purchaser" means Johnvince Foods Ltd.;

"Related Party Debts" means all indebtedness owed to the Company by the Parent or by any other corporation affiliated with the Company and including any indebtedness owed to the Company by any of its directors, officers, employees or shareholders;

"Time of Closing" mean 10:00 a.m. on the Closing Date or such other time on the Closing Date as the Parties may agree;

"Trade Goods Inventory" means the Inventory of the Company purchased for resale to customers located at the Leased Premises and, for greater certainty, excludes raw materials, work in process, operating supplies, packaging, advertising and promotional materials of every kind and nature;

"Transactions" means the purchase and sale of the Purchased Assets and all other transactions contemplated by this Agreement;

"Transfer Taxes" means all applicable federal and provincial sales and transfer taxes exigible in connection with the Transactions; and

"Wonka" means The Willy Wonka Candy Factory, a Division of Nestle, Inc.

1.02     Headings and Table of Contents.

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.03     Number and Gender.

Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.04     Statute References.

Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.05     Section and Schedule References.

Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement.

1.06     Schedules.

The following Schedules are attached to and form part of this Agreement:

         Schedule A   -      Approval and Vesting Order
         Schedule B   -      Encumbrances
         Schedule C   -      Intellectual Property
         Schedule D   -      Leased Premises
         Schedule E   -      Access Agreement
         Schedule F   -      Threshold Calculation

1.07     Payment and Currencies.

Unless otherwise stated, all dollar amounts referred to in this Agreement are in Canadian Dollars. Any money to be paid or tendered by one Party to another pursuant to this Agreement shall be paid by bank draft, certified cheque or wire transfer payable to or to the order of the Vendor. Any tender of documents or money pursuant to this Agreement may be made upon the parties or their respective counsel.

                                    ARTICLE 2
                                PURCHASE AND SALE

2.01     Purchased Assets to be Purchased and Sold.

Subject to the terms and conditions hereof and subject to the making of the Approval and Vesting Order, the Vendor agrees to sell, assign and transfer to the Purchaser, or to such other company or companies as the Purchaser may designate in writing, and the Purchaser hereby agrees to purchase from the Vendor, on the Closing Date, all of the Vendor's and the Company's right, title and interest, if any, in and to the Purchased Assets.

2.02     Assignments Requiring Consent.

Nothing in this Agreement shall be construed as requiring the Vendor to assign, or as an attempt to assign, any contract agreement, license, permit or warranty which is not assignable in whole or in part, either pursuant to its terms, by law or without the consent of the other party or parties thereto unless, in the last case, such consent shall have been given, and the inability to assign such contracts shall not entitle the Purchaser to terminate this Agreement, not to complete the Transactions (save as provided in Sections 5.01 and 5.02) or claim any damages, compensation or reduction of the Purchase Price.

2.03     As is, Where is.

The Purchaser acknowledges and agrees that except as provided herein, the Purchased Assets are purchased on an "as is, where is" basis and that the Purchaser has inspected the Purchased Assets and is relying entirely on its own investigations and inspections in proceeding with the Transactions. Without limiting the generality of the foregoing, the Purchaser expressly confirms, acknowledges and agrees that, at the Time of Closing, the Purchaser will accept the Purchased Assets in their then-present state, condition and location, and that the Vendor has made no representations or warranties, and there are no terms, conditions, understandings or collateral agreements, express or implied, by statute or otherwise (including, without limitation, under the Sale of Goods Act (Ontario)), all of which are expressly waived, with respect to title, encumbrances, rights of third parties, assignability, merchantability, removeability, condition, description, fitness for purpose, quality, quantity, cost or as to any other matter whatsoever of the Purchased Assets, or otherwise of or concerning the Purchased Assets or the right of the Vendor to sell, transfer or assign the same, save and except for the express representations and warranties given in Section 4.01, The Purchaser acknowledges that the Purchased Assets are specifically being purchased as they will exist on the Closing Date with no adjustment to be allowed to the Purchaser for any changes in the condition of the Purchased Assets from the date hereof to the Closing Date save and except as otherwise provided in this Agreement, The . Purchaser acknowledges that any description and information of the Purchased Assets provided by the Vendor or in any asset list, information package, and all other documents relating or ancillary thereto, have been prepared solely for the convenience of prospective purchasers and are not warranted to be complete, accurate or correct, that such descriptions and information do not constitute part of any tem-is and conditions of sale of the Purchased Assets. The Purchaser further acknowledges that the descriptions of the Purchased Assets contained in the annexed Schedules are for the purpose of identification only and there is no condition, warranty or representation by the Vendor concerning the accuracy, completeness or any other matter concerning those descriptions. The foregoing provisions of this Section 2.03 are without prejudice to the rights conferred on the Purchaser under Section 2.06.

2.04     Transfer Taxes.

         (a) The Purchaser shall be responsible for the payment of all Transfer Taxes. The Purchaser will at the Time of Closing pay directly to the appropriate taxing authority all Transfer Taxes. The Purchaser will deliver to the Vendor, at the Time of Closing, evidence to confirm the payment of all of Transfer Taxes, in form and substance acceptable to the Vendor and its counsel in all respects. Notwithstanding the foregoing, the Purchaser may provide the Vendor with suitable exemption certificates indicating the Purchaser's entitlement to any exemption or exemptions from any Transfer Taxes, which exemption certificates, if in form and substance acceptable to the Vendor and its counsel, acting reasonably, will be accepted by the Vendor in lieu of the Purchaser's obligations in respect of Transfer Taxes. The Purchaser shall and hereby indemnifies and holds the, Vendor harmless in respect of any Transfer Taxes, penalties and interest which may be assessed against the Vendor as a result of the sale of the Purchased Assets and the failure of the Purchaser to pay all of the Transfer Taxes payable in connection with the Transactions, whether arising from re-assessment or otherwise. The foregoing indemnification obligation shall survive the Closing.

         (b) The Vendor (on behalf of the Company) and the Purchaser shall jointly elect at the Time of Closing under Subsection 167(l) of Part IX of the Excise Tax Act (Canada) and any provincial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the sale and purchase of the Purchased Assets pursuant to this Agreement, The Vendor and the Purchaser shall make such election in the prescribed form containing prescribed information and the Purchaser shall file the joint election in compliance with the requirements of the Excise Tax Act (Canada) and any provincial legislation imposing a similar value added or multi-staged tax. In the event that an election under section 167 of the Excise Tax Act (Canada) cannot be validly made, or the Canada Customs and Revenue Agency does not accept in whole or in part such election, the Purchaser (i) shall pay to the Vendor, in addition to any amounts payable by the Purchaser under this Agreement all goods and services tax payable pursuant to the Excise Tax Act (Canada) on or in respect of the property and services supplied hereunder including, without limitation, such tax calculated on or in respect of the value of the consideration paid or payable by the Purchaser under this Agreement, and (ii) shall indemnify and save harmless the Vendor from any penalties and interest which might be payable by or assessed against the Vendor under the Excise Tax Act (Canada) due to the supplies made under this Agreement not being eligible for the section 167 election. The foregoing indemnification obligation shall survive Closing.

2.05     Risk.

Until the Time of Closing, the Purchased Assets shall remain at the risk of the Vendor and the Vendor shall hold all policies of insurance in effect on the Purchased Assets and the proceeds in trust for itself, the Purchaser and all other persons with an interest in the Purchased Assets as their respective interests may appear. In the event of damage to a substantial portion of the Purchased Assets prior to the Time of Closing, the Purchaser may, at its option:

         (a) complete the Transactions without reduction of the Purchase Price in which event all proceeds of insurance or compensation not to exceed the Purchase Price, shall be payable to the Purchaser, or

         (b) terminate this Agreement in which case the Parties shall have no further rights or remedies against each other.

2.06     Trade Goods Inventory Count.

Beginning an July 31, 2002 for a period of two (2) Business Days, the Vendor, in the presence of the Purchaser, shall conduct a detailed count of the Trade Goods Inventory and reconciliation of the trade Accounts Receivable. Immediately following completion of the detailed count and reconciliation a variance report shall be prepared by the Purchaser and provided to the Vendor prior to 12:00
(noon) on August 2. 2002 together with the Purchaser's calculation of the value of the Trade Goods Inventory and the trade Accounts Receivable based on the valuation formula set out in Schedule F and in the case of the Trade Goods Inventory that is merchantable,, on quantity as counted. The sum of approximately $100,000 shall be deducted from the value of the Trade Goods Inventory on account of the Continental Inventory in Possession. If the value of the Trade Goods Inventory plus the value of the Accounts Receivable based on the results of the foregoing count and reconciliation is determined by the Purchaser in writing to be less than $1,700,000 (as adjusted downward by $0.75 for each $1.00 of Accounts Receivable collected since July 26, 2002) the Purchaser shall have the right exercisable on or before 5:00 p.m. on August 2, 2002 to terminate this Agreement by providing the Vendor with written notice.

2.07     Employees.

Effective on or before the Closing Date, all of the employees of the Vendor shall be terminated by operation of law of otherwise.

                                    ARTICLE 3
                                 PURCHASE PRICE

3.01     Purchase Price.

The Purchase Price for the Purchased Assets shall be the amount that is equal to the Base Purchase Price plus the Employee Costs subject to adjustment in accordance with Section 3.03 and 3.04 of this Agreement.

3.02     Payment of Purchase Price.

Subject to the terms and conditions of this Agreement on the later of the Approval Date and August 13, 2002, the Purchaser shall pay the full amount of the Purchase Price to the Vendor to be held by the Vendor in accordance with the terms of the Escrow Agreement.

3.03     Adjustment of Employee Costs

On the Closing Date the Vendor will provide the Purchaser with details of the actual Employee Costs incurred by the Company or the Vendor from and including July 26, 2002 up to and including the Closing Date. In the event that the actual Employee Costs incurred during this period are less than the Employee Costs, the Employee Costs shall be reduced to reflect the actual Employee Costs incurred by the Company or the Vendor. Under this Section 3.03 the Purchaser shall in no event be liable for any amount in excess of the Employee Costs.

3.04     Purchase Price Adjustment

         (a) The Base Purchase Price shall be reduced by One (1) dollar for every One (1) dollar of Accounts Receivable collected by the Company or the Vendor between the date of this Agreement and the Closing Date both inclusive.

         (b) If by final order of the Court any of the Purchased Assets are excluded from the purchase and sale contemplated hereunder, the Base Purchase Price shall be reduced by an amount agreed upon between the Parties to be attributable to such Purchased Assets, both acting in good faith and reasonably. If the Parties cannot agree within 10 Business Days of notice of such final order of the Court, the portion of the Base Purchase Price attributable to such Purchased Assets and the amount of such reduction shall be settled by reference to a recognized valuator of such type of Purchased Assets selected by the Vendor. Such valuator shall be instructed to take into account the basis upon which the Purchased Assets have been purchased and sold pursuant to this Agreement, and that in respect of the Trade Goods Inventory, the Purchaser applied, in part, a weighted average percentage in formulating the portion of the Base Purchase Price attributable to Trade Goods Inventory. The determination of such recognized valuator shall be binding on the Parties and not subject to appeal. 'The costs of any recognized valuator so engaged by the Parties shall be borne by the Purchaser. Notwithstanding the foregoing, the Purchaser shall not be entitled to any reduction of the Base Purchase Price as a result of the claim asserted by Continental to, the Continental Inventory in Possession or as a result of the exclusion from the purchase and sale transaction of the Continental Inventory in Possession and all costs and expenses to dispute such claim and all amounts the Court may require to be set aside pending resolution of such dispute shall be the responsibility of, and for the account of, the Purchaser and in addition to the Purchase Price.

3.05     No Assumption of Liabilities.

Except as otherwise herein expressly provided or imposed upon the Purchaser by operation of applicable law or under the terms of this Agreement, the Purchaser shall not assume and shall not be responsible for any of the Vendor's or the Company's liabilities, debts or obligations, whether present or future, absolute or contingent and whether or not relating to the Business including, without limitation, those liabilities with respect to notice of termination, severance and other obligations to employees of the Business, for federal, provincial and local income taxes, employment taxes and property taxes or expenses or costs arising out or relating to this Agreement, the negotiation hereof and the consummation of the Transactions.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

4.01     Representations and Warranties of the Vendor.

The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with the Transactions:

         (a) the Vendor is a corporation duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation;

         (b) subject to the making of the Approval and Vesting Order, the Vendor has the full right, power and authority to enter into this Agreement and all other documents contemplated herein to which it is or will be a party, to perform its obligations hereunder and thereunder, and to carry out the Transactions;

         (c) subject to the making of the Approval and Vesting Order, this Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor enforceable in accordance with its terms;

         (d) the Vendor is not and will not be at the Time of Closing a non-resident of Canada within the meaning of the Income Tax Act (Canada);

         (e) the Vendor has not transferred or granted any option or right capable of becoming an agreement or option for the purchase of the Purchased Assets other than in the ordinary course of business or pursuant to the provisions of this Agreement;

         (f) neither the Vendor nor, to the best of the Vendor's knowledge, Congress has done any act to encumber any of the Purchased Assets;

         (g) the Vendor is not aware of any redemption or foreclosure of any of the Purchased Assets by any third party, including the Landlord, prior to the Time of Closing; and

         (h) the Company's registration number pursuant to the Excise Tax Act (Canada) is 10539 5511 RT0001.

4.02     Representations and Warranties of the Purchaser.

The Purchaser hereby represents and warrants to the Vendor and acknowledges that Vendor is relying on such representations and warranties in connection with the
Transactions:

         (a) the Purchaser is a corporation duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation;

         (b) the Purchaser has all necessary power, authority and capacity, corporate and otherwise, to enter into this Agreement and to purchase the Purchased Assets in the manner contemplated herein and to perform its other obligations hereunder;

         (c) this Agreement and all other documents contemplated hereunder to which the Purchaser is or will be a party have been or will be, as the Time of Closing, duly and validly executed and delivered by the Purchaser, and constitute or will constitute, as at the Time of Closing, legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with the terms hereof or thereof;

         (d) the Purchaser intends to direct that title to the Purchased Assets be vested in Johnvince Foods Processing Inc. whose registration number pursuant to the Excise Tax Act (Canada) is 139230361 RT0001; and

         (e) neither the Purchaser nor Johnvince Foods Processing Inc. is nor will either of them be at the Time of Closing, a "non-Canadian" within the meaning of the Investment Canada Act (Canada).

                                    ARTICLE 5
                              CONDITIONS OF CLOSING

5.01     Condition Precedent - Court Approval.

Neither the Vendor nor the Purchaser shall be obligated to complete the Transactions unless the Court shall have made the Approval and Vesting Order on or before August 13, 2002.

5.02     Purchaser's Conditions.

In addition to the condition contained in Section 5.01 hereof, the obligation of the Purchaser to purchase the Purchased Assets as contemplated in this Agreement is subject to the conditions stated below which arc for the exclusive benefit of the Purchaser and all or any of which may be waived by the Purchaser. If any condition is not satisfied as of the Closing Date, or at such earlier date as is specified, the Purchaser may at its sole discretion terminate this Agreement:

         (a) all representations and warranties of the Vendor contained in this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made on and as of that date;

         (b) the Parent shall have provided a letter consenting to the Transactions in form and substance acceptable to the Purchaser acting reasonably;

         (c) the Vendor shall have performed all of its covenants and pre-closing obligations under this Agreement;

(d) the Vendor shall have delivered to the Purchaser the documents listed in Sections 8.02 and 8.06 and such documents shall have been released from escrow;

(e) apart from the claim by Continental in the Continental Inventory in Possession and except as otherwise provided in this Article 5 with respect to Appeal Proceedings, there shall be no legal proceedings, either threatened or commenced by any Person against the Vendor or the Purchaser concerning this Agreement, the Purchased Assets or any other matter relating or pertaining thereto and there shall be no stay order, injunction or restraining order, judicial or administrative, issued by any Person enjoining or preventing the Vendor or the Purchaser from completing the Transactions; and

(f) the Vendor shall undertake to file, or cause to be filed, with the Court such certificate as may be necessary to render the Approval and Vesting Order effective in accordance with its terms.

5.03     Vendor's Conditions.

In addition to the conditions contained in Section 5.01 hereof, the obligation of the Vendor to sell the Purchased Assets as contemplated in this Agreement is subject to the conditions stated below which are for the exclusive benefit of the Vendor and all or any of which may be waived by the Vendor. If any condition is not satisfied as of the Closing Date, the Vendor may at its sole discretion terminate this Agreement:

         (a) all representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects as at the Closing Date with the same effect as though made on and as of that date;

         (b) the Purchaser shall have made arrangements satisfactory to Congress in its sole discretion with respect to the certain letter of credit or bond issued by the Bank of Montreal for the benefit of the Company in connection with the obligations of the Company under the Excise Tax Act (Canada), which arrangements shall include the deposit of $110,000 with Congress as cash collateral for such letter of credit or bond;

         (c) the Purchaser shall have performed all of its material covenants and obligations under this Agreement;

         (d) apart from the claim by Continental in the Continental Inventory in Possession and except as otherwise provided in this Article 5 with respect to Appeal Proceedings, there shall be no legal proceedings, either threatened or commenced by any Person against the Vendor or the Purchaser concerning this Agreement, the Purchased Assets or any other matter relating or pertaining thereto and there shall be no stay order, injunction or restraining order, judicial or administrative, issued by any Person enjoining or preventing the Vendor or the Purchaser from completing the Transactions;

         (e) the Purchaser shall have paid the Purchase Price into escrow under the terms of the Escrow Agreement and the Purchase Price shall have been released from escrow; and

         (f) the Purchaser shall have delivered to the Vendor the documents listed in Sections 8.03 and 8.07 and such documents shall have been released from escrow.

5.04     Satisfaction of Conditions.

The closing of the Transactions by the Parties shall be deemed to constitute a waiver by the Parties of compliance of any condition included for its benefit which has not been satisfied.

5.05     Appeal Proceedings - Trade Goods Inventory Less than $200,000

In the event that Appeal Proceedings are commenced that relate to Trade Goods Inventory of less than $200,000 at cost, the Vendor may elect by notice in writing to the Purchaser delivered within Five (5) Business Days of the date the Vendor receives notice. of any Appeal proceedings to (i) defend the Appeal Proceedings in which case the items of Trade Goods Inventory which are the subject of the Appeal Proceedings shall be segregated and excluded from the Purchased Assets, an amount equal to the part of the Base Purchase Price attributable to the Trade Goods Inventory that is the subject of the Appeal Proceedings shall be held in escrow by the Vendor pending the determination of the Appeal Proceedings and, unless the Transactions have been stayed, the purchase and sale of the remaining Purchased Assets will close on the Closing Date, (ii) defend the proceedings and extend the Closing Date until the Extended Closing Date, or (iii) in the event the Transactions are stayed, terminate this Agreement in which case the Purchase Price (together with accrued interest if any) shall be returned to the Purchaser.

5.06     Appeal Proceedings - Trade Goods Inventory in Excess of $200,000

In the event Appeal Proceedings are commenced that relate to Trade Goods Inventory equal to or in excess of $200,000 at cost the Purchaser shall have the right to terminate this Agreement by notice in writing to the Vendor delivered within Five (5) Business Days of the date the Purchaser receives notice of any Appeal proceedings and the Purchase Price shall be returned to the Purchaser (together with accrued interest if any). In the event that the Purchaser does not terminate this Agreement the Vendor may then elect by notice in writing to the Purchaser to (i) defend the Appeal Proceedings in which case if the Appeal Proceedings relate to Trade Good Inventory, the items of Trade Goods Inventory which are the subject of the Appeal Proceedings shall be segregated and excluded from the Purchased Assets, an amount equal to the part of the Base Purchase Price attributable to the Trade Goods Inventory that is the subject of the Appeal Proceedings shall be held in escrow by the Vendor pending the determination of the Appeal Proceedings, and unless the Transactions have been stayed, the purchase and sale of the remaining Purchased Assets will close on the Closing Date, (ii) defend the Appeal Proceedings and extend the Closing Date until the Extended Closing Date, or (iii) terminate this Agreement in which case the Purchase Price shall be returned to the Purchaser (together with accrued interest if any).

5.07     Appeal Proceedings - Intellectual Property

In the event Appeal Proceedings are commenced that relate to the ownership of Intellectual Property that, in aggregate, accounts for more than $2,500,000 of the Company's sales in the last fiscal year, the Purchaser shall have the right to terminate this Agreement by notice in writing to the Vendor delivered within Five (5) Business Days of the date the Purchaser receives notice of any Appeal proceedings and the Purchase Price shall be returned to the Purchaser (together with accrued interest if any). In the event that the Purchaser does not terminate this Agreement the Vendor may then elect by notice in writing to the Purchaser to (i) defend the Appeal Proceedings in which case the Intellectual Property which is the subject of the Appeal Proceedings shall be excluded from the Purchased Assets, an amount equal to the part of the Base Purchase Price attributable to the Intellectual property that is the subject of the Appeal Proceedings shall be held in escrow by the Vendor pending the determination of the Appeal Proceedings, and unless the Transactions have been stayed, the purchase and sale of the remaining, Purchased Assets will close on the Closing Date, (ii) defend the Appeal Proceedings and extend the Closing Date until the Extended Closing Date, or (iii) terminate this Agreement in which case the Purchase Price shad be returned to the Purchaser (together with accrued interest if any).

5.08     Appeal Proceedings General

In the event that Appeal Proceedings are commenced that do not relate to Trade Goods Inventory or Intellectual Property that is the subject of Section 5.07, the Vendor may elect by notice in writing to the Purchaser delivered within Five
(5) Business Days of the date the Vendor receives notice of any Appeal Proceedings to (i) defend the Appeal Proceedings in which case the Purchased Assets which are the subject of the Appeal Proceedings shall be excluded from the Purchased Assets, an amount equal to the part of the Base Purchase Price attributable to the Purchased Assets that are the subject of the Appeal Proceedings shall be held in escrow by the Vendor pending the determination of the Appeal Proceedings and, unless the Transactions have been stayed, the purchase and sale of the remaining Purchased Assets will close on the Closing Date, (ii) defend the Appeal Proceedings and extend the Closing Date to the Extended Closing Date, or (iii) terminate, this Agreement in which case the Purchase Price shall be returned to the Purchaser (together with accrued interest if any).

5.09     Extended Closing

In the event that Vendor elects to defend any Appeal Proceedings and extend the Closing Date to the Extended Closing Date, and the Appeal Proceedings are not settled or otherwise determined by the Extended Closing Date, either the Purchaser or the Vendor may elect to terminate this Agreement by notice in writing to the other Party at any time following the Extended Closing Date and the Purchase Price shall be returned to the Purchaser (together with accrued interest if any).

5.10     Attribution of Base Purchase Price

Unless otherwise ordered by the Court, the amount of the Base Purchase Price to be set aside pursuant to Section 5.05 to 5.08, inclusive, shall be determined in the same manner as set out in Section 3.04(b).

                                    ARTICLE 6
                           ACCESS TO PURCHASED ASSETS

6.01     Access to Purchased Assets.

The Purchaser shall, under the supervision of the Vendor, have the right to monitor during all hours of operation the conduct of the Business from and after the execution of this Agreement by the Vendor, including the right to have representatives of the Purchaser present at the Leased Premises and the Vendor shall provide the Purchaser through its authorized representatives with reasonable access to the Books and Records.

6.02     Information to be Kept Confidential.

Until the completion of the Transactions at the Time of Closing, the Purchaser shall keep all information obtained pursuant to the terms of this Agreement strictly confidential provided that the Purchaser may disclose such information to its accountants, solicitors, financiers, agent and other advisers, provided that they agree to keep such information confidential on the same basis, any governmental authority having a right to receive such information or pursuant to the order of a court of competent jurisdiction. For greater certainty, there shall be no obligation on the part of the Vendor to maintain any information confidential insofar as any report or application to the Court is concerned. If this Agreement is terminated for any reason, all copies of any Books and Records or any other information pertaining to the Company or the Business made by or on behalf of the Purchaser shall forthwith be returned to the Vendor or otherwise forthwith destroyed and the Purchaser shall keep all information obtained pursuant to the terms of this Agreement strictly confidential. The foregoing obligation of confidentiality shall survive any termination of this Agreement.

6.03     Press Releases.

Until the completion of the Transactions at the Time of Closing, no Party hereto shall issue any press release or other publicity concerning the proposed transaction without the prior approval of the other Party, except as otherwise required by law.

6.04     Copies of Documents.

The Purchaser agree that for statutory purposes the Vendor may require access to the Books and Records of the Business subsequent to the Closing Date and the Purchaser agrees to provide the Vendor with access to such Books and Records subsequent to the Time of Closing as may be reasonable for the Vendor to fulfill its duties and obligations in filing tax returns, complying with the Approval and Vesting Order and any further orders of the Court, its statutory duties, or for any other legitimate purpose.

                                    ARTICLE 7
                                    COVENANTS

7.01     Approval and Vesting Order.

The Vendor covenants that forthwith after the execution of this Agreement it shall apply to the Court for the Approval and Vesting Order and give notice of such motion to the Landlord and to such other persons as may be required by law or designated in writing by the Purchaser as being persons that should be served.

7.02     Tax Elections.

At the Time of Closing, the Vendor and the Purchaser shall take all steps necessary to make the election described in Section 2.04(b) of this Agreement.

                                    ARTICLE 8
                              CLOSING ARRANGEMENTS

8.01     Escrow Agreement

The Parties shall enter into the Escrow Agreement on the Approval Date.

8.02     Approval Date Deliveries by the Vendor

On the Approval Date, the Vendor shall execute (where required) or deliver the following, all of which shall be in form and substance satisfactory to the Purchaser, (acting reasonably) to be held in escrow by the Vendor in accordance with the Escrow Agreement:

         (a) a certificate executed by the Vendor certifying that the representations and warranties of the Vendor herein given are true and correct at the Time of Closing;

         (b) the letter from the Parent specified in Section 5.02(b), and

         (c) written letters of recommendation from Henry Scholtens relating to each of the following: (i) the application by the Purchaser to Wonka for a distribution agreement under which Wonka would grant to the Purchaser the exclusive wholesale distribution rights for all Wonka products in Canada, and (ii) the application by the Purchaser to Pez for a distribution agreement under which Pez would grant to the Purchaser the exclusive wholesale distribution rights to for all Pez products in Canada;

8.03     Approval Date Deliveries by the Purchaser

On the Approval Date, the Purchaser shall execute (where required) and/or deliver to the Vendor the following all of which shall be in form and substance satisfactory to the Vendor, (acting reasonably) to be held in escrow by the Vendor in accordance with the Escrow Agreement:

         (a) the Purchase Price;

         (b) an Access Agreement in the form annexed hereto as Schedule F;

         (c) the indemnity contemplated by Section 12.01;

         (d) all documentation, letters of credit and cash collateral contemplated or required pursuant to Section 5.03(b); and

         (e) an acknowledgement from the Purchaser to Congress as contemplated by Section 9.03.

8.04     Purchase Price to Be Hold in Escrow

The Vendor shall hold the Purchase Price in a segregated, interest bearing trust account in accordance with the terms of the Escrow Agreement. Any interest earned on the Purchase Price shall be for the account of the Purchaser.

8.05     Time And Place of Closing.

The completion of the Transactions contemplated by this Agreement to be completed on the Closing Date will take place at the Time of Closing on the Closing Date at the offices of Gowling Lafleur Henderson LLP, Toronto, Ontario, or such other place as may be agreed upon by the Parties.

8.06     Closing Deliveries by the Vendor.

At the Time of Closing, the Vendor shall execute (where required) and deliver to the Purchaser the following all of which shall be in form and substance satisfactory to the Purchaser, (acting reasonably):

         (a) a certificate certifying that the representations and warranties of the Vendor herein given are true and correct at the Time of Closing;

         (b) the Approval and Vesting Order;

         (c) all conveyances, assignments and instruments of transfer necessary to transfer all of the Vendors' right, title and interest in and to the Purchased Assets in form and substance satisfactory to the Purchaser, acting reasonably, including a general conveyance, an assignment of the Intellectual Property, and directions/notices of assignment to the Company's account debtors designated by the Purchaser in writing;

         (d) a certificate jointly executed by a former director of the Company (without personal liability) to the effect that to the best of that person's knowledge there are no agreements or rights conferred on the Parent with respect to the Intellectual Property (or any part thereof);

         (e) an election under section 22 of the Income Tax Act (Canada) in respect of the Accounts Receivable;

         (f) all other documents contemplated by this Agreement as may be reasonably necessary to complete the Transactions; and

         (g) a statement of adjustments relating to Sections 3.03 and 3.04.

8.07     Closing Deliveries by the Purchaser.

At the Time of Closing, the Purchaser shall execute (where required) and deliver to the Vendor the following:

         (a) a certificate certifying that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing;

         (b) an election under section 22 of the Income Tax Act (Canada) in respect of Accounts Receivable; and

         (c) all other documents contemplated by this Agreement as may be reasonably necessary to complete the Transactions.

8.08     Release of Purchase Price

Subject to Article 10, provided that conditions set out in Sections 5,01, 5.02 and 5.03 have been satisfied in full or effectively waived at or before the Closing Date, the Vendor shall be entitled to distribute the Purchase Price on the Closing Date in accordance with the terms of the Approval and Vesting Order.

                                    ARTICLE 9
                                 LEASED PREMISES

9.01     Access to Leased Premises.

The Purchaser shall remove all of the Purchased Assets from the Leased Premises by no later than the Exit Date. From the Closing Date until the Exit Date, the Purchaser shall be entitled to access to the Leased Premises for the purpose of operating the Business and removing the Purchased Assets pursuant to and on the terms and conditions of this Agreement and the Access Agreement in the form annexed hereto as Schedule E. The Purchaser covenants and agrees to be responsible for the costs of the removal of the Purchased Assets, and to repair any damage caused to the Leased Premises as a result of such removal or its access or use promptly and at its own expense.

9.02     Completion of Removal of Purchased Assets.

After completion of removal of the Purchased Assets and termination of access to the Leased Premises, the Purchaser shall, at its own expense, repair any physical damage or physical injury caused to the Leased Premises as a result of such removal, access or any use of the Leased Premises restore the Leased Premises to the condition of cleanliness they were in at the Time of Closing (which the parties agree will be a broom-swept condition) and remove any debris resulting from the removal of the Purchased Assets from the Leased Premises, and otherwise shall comply with all applicable laws or government regulations pertaining to the property, assets and undertaking of the Business to the extent required for the purposes of completion of removal and restoration of the Leased Premises to such condition.

9.03     Indemnity - Congress.

Purchaser hereby indemnifies and saves harmless the Vendor and Congress, and their respective officers, directors, employees, agents and shareholders, and agrees to hold each of them harmless from and against any and all losses, liabilities, damages, costs, expenses and claims of any kind and every kind whatsoever, including all legal and professional costs, which at any time or from time to time may be paid, incurred, or asserted against any of them for, with respect to or as a result of.

         (a) any physical damage or physical injury to the Leased Premises caused by the removal of all or any of the Purchased Assets from the Leased Premises, or the use of, or the operation of any business or enterprise from the Leased Premises;

         (b) the operation of any business or enterprise from the Leased Premises; or

         (c) any claim which the Landlords may successfully assert in respect of Leasehold Improvements or Leased Premises which the Purchaser has removed or damaged.

The Purchaser acknowledges and agrees that Congress may rely on this indemnity notwithstanding that Congress is not a Party to this Agreement and, at the Time of Closing, shall deliver to Congress a written acknowledgement to that effect.

9.04     Responsible for Access Charges

Notwithstanding the Actual Approval Date or Closing Date, the Purchaser acknowledges that it is responsible for all costs and expenses including, without limitation, rent operating expenses, security, maintenance, insurance and utility costs, incurred in connection with the Leased Premises from August 1, 2002 to the earlier of (x) the Exit Date, and (y) termination of the access of the Purchaser by the Purchaser, the Vendor or any bankruptcy trustee of the Company under the Access Agreement,

                                   ARTICLE 10
                            TERMINATION AND EXPENSES

10.01    Termination of Agreement by Purchaser.

The Purchaser shall be entitled to terminate this Agreement: (i) if, on the Closing Date, one or more of the conditions contained in Section 5.01 or 5.02 has not been satisfied or (where applicable) effectively waived, (ii) if the Approval Date has not occurred on or prior to August 13, 2002 unless such date is extended in writing by the Parties hereto, or (iii) pursuant to Sections 5.05, 5.06, 5.07, 5.08 or 2.06.

10.02    Termination of Agreement by Vendor.

The Vendor shall be entitled to terminate this Agreement: (i) if, on the Closing Date, one or more of the conditions to Closing contained in Sections 5.01 or
5.03 has not been satisfied or (where applicable) effectively waived, (ii) if the Approval Date has not occurred on or prior to August 13, 2002 unless such date is extended in writing by the Parties hereto, or (iii) pursuant to Sections 5.05, 5.06, 5.07 or 5.08.

10.03    Expenses.

Except as expressly provided elsewhere in this Agreement, all expenses incurred by or on behalf of the Vendor, on the one hand, or the Purchaser, on the other, in connection with the negotiation, execution and performance of this Agreement, including, without limitation, the fees and expenses of counsel, shall be paid by the Party incurring such expense whether or not the Transactions contemplated in this Agreement are completed. For greater certainty, the Purchaser shall not be liable for any expenses relating to or obligations incurred by the Vendor or the Company, including any legal or other costs related thereto.

                                   ARTICLE 11
                              INTERIM PERIOD SALES

11.01    Interim Period Sales

Subject to the granting of the Approval and Vesting Order and there being no stay of the operation of the Approval and Vesting Order, the Parties agree as follows with respect to the period from and including the Approval Date to the earlier of the Closing Date and the termination of this Agreement (the "'Interim Period"):

         (a) With respect to Inventory that forms part of the Purchased Assets, the Vendor shall appoint the Purchaser as the Vendor's sales agent to sell such Inventory in the ordinary course of business during the Interim Period for a price no less than cost without the prior written consent of the Vendor. Such sales shall be made in the name of the Vendor and all accounts receivables arising therefrom (the "Interim Period Receivables"') shall be payable to the Vendor and be subject to the security interest of Congress. The Purchaser shall:

                  (i) be responsible for providing, at its own cost and expense, all personnel, equipment and services necessary to conduct and consummate any such sales of Inventory including, without limitation, all personnel and equipment required to pick, package, ship and invoice such Inventory sold and all trucking or other shipping services required to deliver such Inventory;

                  (ii) not be entitled to any commission fee, reimbursement of costs and expenses or any other remuneration in connection with such sales agency and the sale of such Inventory except if this Agreement is terminated without completion of the Transactions, in which case the Purchaser shall be entitled to receive reimbursement of its costs and expenses incurred as sales agent of the Vendor as contemplated by this Section 11.01(a) to a maximum amount equal to the difference between the value at cost of any Inventory sold by the Purchaser as sales agent and the amount of the Interim Period Receivable arising from such Inventory actually collected by the Vendor; provided that such reimbursement shall only be made as and when the Interim Period Receivables are actually collected; and

                  (iii) account to the Vendor in form and detail satisfactory to the Vendor, acting reasonably, for all sales of Inventory made in the Purchaser's capacity as such sales agent on such periodic basis as may be agreed upon between the Parties but in any event no less frequently than weekly.

If the Transactions are completed on the Closing Date, all Interim Period Receivables shall form part of the Purchased Assets;

         (b) The Vendor shall grant to the Purchaser a limited license to use the trademarks of the Company described in Schedule C during the Interim Period only. The license shall be limited to the purchase by the Purchaser for its own account of new inventory during the Interim Period in such amounts as may be agreed to from time to time between the Vendor and the Purchaser for resale in the ordinary course of the Purchaser's business under such trademarks. No fee, royalty or other remuneration shall be payable by the Purchaser for such license and the license shall automatically terminate on the expiry of the Interim Period. If on the expiry of the Interim Period the Transactions have not been completed, then notwithstanding the termination of such license, the Purchaser shall be entitled to sell any new inventory purchased by it during the Interim Period remaining in its possession in the ordinary course of its business under such trademarks. Unless and until the Transactions are completed, the Purchaser shall not hold itself out as the owner of such trademarks or conduct any advertising or sales campaigns involving such trademarks.

         (c) The Purchaser shall promptly pay all of the costs and expenses incurred by the Vendor in connection with the arrangements described in this Article 11 and the Purchaser hereby indemnifies the Vendor and Congress, and their respective officers, directors, employees, agents and shareholders, and agrees to hold each of them harmless from and against any and all losses, liabilities, damages, costs, expenses and claims of any kind and every kind whatsoever, including all legal and professional costs, which at any time or from time to time may be paid, incurred, or asserted against any of them for, with respect to or as a result of the arrangements described in this Article 11 and any transactions arising therefrom. The Purchaser acknowledges and agrees that Congress may rely on this indemnity notwithstanding that Congress is not a Party to this Agreement and, on the Approval Date, shall deliver to Congress a written acknowledgement to that effect. For certain, the costs and expenses incurred by the Vendor contemplated by this 11.01(c) are in addition to the Employee Costs and not limited by
         Section 3.03.

11.02    Sales Agency and Trademarks License Agreement

Notwithstanding anything contained herein, the arrangements described in this
Article 11 shall not be effective unless and until a sales agency and license of trademark agreement are entered into between the Parties in form and substance satisfactory to the Parties.

11.03    Use of Purchaser's Employees

During the Interim Period, Purchaser agrees that Vendor may use the services of employees of the Purchaser to assist the Vendor in the collection of Accounts Receivable and in connection with the management and supervision of the Transactions and arrangements between the Parties contemplated in this Agreement and the consummation of the Transactions, all at no cost or expense to the Vendor.

                                   ARTICLE 12
                                     GENERAL

12.01    Additional Professional Fees

The Purchaser shall indemnify the Vendor in respect of professional fees and disbursements (including the fees and disbursements of the Vendor's solicitors) incurred in connection with objections to the motion to obtain the Approval and Vesting Order, any Appeal Proceedings and disputes arising in the course of the interim receivership of the Company or the administration of the bankruptcy of the Company to a maximum amount of $20,000 to the extent that the Purchase Price is not sufficient to pay such professional fees and disbursements after the obligations (including Congress's costs and expenses) owing by the Company to Congress have been paid and shall provide the Vendor with a signed indemnity on the Approval Date as provided in Section 8.03.

12.02    Notices.

Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if delivered personally, sent by prepaid courier service or sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

(a)      if to the Purchaser, to:

                  Johnvince Foods Ltd.
                  555 Steeprock Drive
                  Downsview ON M3J2Z6
                  Attention:   Moody Talaant
                  Facsimile:   (416) 398-3275

With a copy to:

                  Cassels Brock & Blackwell LLP
                  Suite 2100, Scotia Plaza
                  40 King Street West
                  Toronto, OH M5H 3C2
                  Attention:   Bruce T. McNeely
                  Facsimile:   416-350-6906


(b)      if to the Vendor, to:

                  Mintz & Partners Limited
                  100-1446 Don Mills Road
                  North York ON M3B 3N6
                  Attention:   Bryan Tannenbaum/Jim Macpherson
                  Facsimile:   (416) 644-4303


With a copies to:

                  Bennett Jones LLP
                  3400 - 1 First Canadian Place
                  Toronto, ON, M5X 1A4
                  Attention:   Justin Fogarty
                  Facsimile:   (416) 863 1716


                  Gowling LaFleur Henderson LLP
                  Suite 4900, Commerce Court West
                  Toronto ON M5L IJ3
                  Attention:   Lilly Wong/Patrick Shea
                  Facsimile:   416-369-7250


Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent prior to 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

Any Party may from time to time change its address unto this Section 12.01 by notice to the other Party given in the manner provided by this Section.

12.03    Time of Essence.

Time shall be of the essence of this Agreement in all respects.

12.04    Further Assurances.

Each Party shall in good faith, at the reasonable expense of the Party required to deliver same, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement the other Party may reasonably that require, for the purposes of giving effect to this Agreement and the Transactions.

12.05    Successors and Assigns.

This Agreement shall enure to the benefit of, and be binding on, the Vendor and its successors and assigns, and the Purchaser and its successors and permitted assigns.

12.06    Amendment.

No amendment of this Agreement will be effective unless made in writing and signed by the Parties.

12.07    Entire Agreement.

This Agreement and the other agreements referred to herein or contemplated by the Transactions constitute the entire agreement between such parties pertaining to the subject matter of the Transactions and the same shall supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties. No Party has relied on any express or implied representation, written or oral, of any person as an inducement to enter into this Agreement.

12.08    Waiver.

A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party's rights under this Agreement in respect of any continuing,-,, or subsequent default, breach or non-observance (whether of the same or any other nature),

12.09    Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdictiox4 be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.10    Obligations to Survive.

The obligations, representations and warranties of the parties shall survive the completion of this transaction except as otherwise stated herein.

12.11    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that any Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.

12.12    Governing Low.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

12.13    Attornment.

Each Party agrees (i) that any action or proceeding relating to this Agreement shall be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court, (ii) that it irrevocably waives any right to, and shall not, oppose any such Ontario action or proceeding, on any jurisdictional basis, including forum non conveniens; and
(iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this
Section 12.13.

12.14    Commissions and Expenses.

Other than the role the Vendor had as consultant to the Company, it is understood and agreed that no broker, agent or other intermediary acted for the Vendor or Purchaser in connection with the sale of the Purchased Assets, and each of the Company, the Vendor and the Purchaser warrants to the others (which warranty shall survive the Closing) that there are no obligations whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or to have acted for such Party for which the Purchaser would be responsible. Regardless of whether or not the Transactions contemplated hereby are completed, the Parties hereto shall not be responsible for any of the expenses of the others relating to such Transactions or this Agreement.

         IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.



                                    MINTZ & PARTNERS LIMITED, solely in its
                                    capacity as the proposed interim receiver of Triple-C Inc.

                                    By:           /s/
                                        ----------------------------------------
                                    Name: Bryan A. Tannenbaum
                                    Title: President

                                    I/We have authority to bind the Corporation.



                                    JOHNVINCE FOODS LTD.

                                    By:           /s/
                                        ----------------------------------------
                                    Name: Moody Talaat
                                    Title: CFO

                                    I/We have authority to bind the Corporation.

SCHEDULE A
APPROVAL AND VESTING ORDER

                                                      COURT FILE NO.: 02-CL-4623

                                     ONTARIO
                            SUPERIOR COURT OF JUSTICE
                         (IN BANKRUPTCY AND INSOLVENCY)
                                 COMMERCIAL LIST


--------------------------------------------------------------------------------

THE HONOURABLE REGIONAL                  )                 THURSDAY, THE 8TH
                                         )
SENIOR JUSTICE BLAIR                     )                DAY OF AUGUST, 2002.





                     CONGRESS FINANCIAL CORPORATION (CANADA)

                                                                       Applicant


                                     - and -


                                  TRIPLE-C INC.

                                                                      Respondent



APPLICATION pursuant to section 47 of the BANKRUPTCY AND INSOLVENCY ACT, R.S.C. 1985 c. B-3, as amended, (the "BIA").



                                      ORDER

         THIS MOTION, made by Congress Financial Corporation (Canada) ("Congress") was heard this day at the Court House, 393 University Avenue, Toronto, Ontario.

         ON READING the Notice of Motion and the Application Record including the First Report of Mintz & Partners Limited (the "Interim Receiver") the proposed interim receiver of Triple-C Inc., (the "Company"), and on hearing the submissions of counsel for Congress, the Company and the Interim Receiver, no one else appearing.

SERVICE

1. THIS COURT ORDERS that the time for service of the Notice of Application and the Application Record herein be and it, is hereby abridged, if necessary, and that the Application is properly returnable today and that further service hereof be and is hereby dispensed with.

APPOINTMENT OF INTERIM RECEIVER

2. THIS COURT ORDERS that the Interim Receiver be and is hereby appointed interim receiver, without security, of the Company pursuant to section 47 of the BIA.

POWERS OF INTERIM RECEIVER

3. THIS COURT ORDERS that the Interim Receiver is hereby authorized and empowered, but not obligated:

         (a) to take immediate possession of the Company's assets, property and undertaking (the "Assets") for the purposes herein described;

         (b) take such steps as, in the opinion of the Interim Receiver, are necessary or appropriate to receive, preserve, protect and maintain control of the Assets or any part or parts thereof, including, but not limited to, the changing of locks and security codes, the relocating of Assets to safeguard them the engaging of internal or independent security personnel the taking of physical inventories and the placement of such insurance coverages as may be necessary or desirable;

         (c) take such steps as, in the opinion of the Interim Receiver, are necessary or appropriate to maintain control over all receipts and disbursements arising out of or from the Assets, including, without limiting the generality Of the foregoing, taking such steps as are necessary or desirable to control access to and use of all bank accounts of the Company, approve all cheques or other instruments drawn on such accounts, and permit payment of only those expenses which, in the opinion of the Interim Receiver, are necessary for the continued operation of the business of the Company,

         (d) take such steps as in the opinion of the Interim Receiver are necessary or appropriate to verify the existence and location of all of the Assets, the terms fall agreements or other arrangements relating thereto, whether written or oral, the existence or assertion of any lien, charge, encumbrance or security interest thereon, and any other matters which in the opinion of the Interim Receiver may the extent, value, existence and preservation of the Assets;

         (e) to carry on the business of the Company if in the opinion of the Interim Receiver it is necessary or desirable to do so, and in furtherance thereof, to enter into any agreements, incur any obligations in the ordinary course of business, pay any creditors of the Company, including without limitation any employees or employee-related costs, if such payment is, in the discretion of the Interim

                  Receiver, necessary or desirable for the efficient operation of the business or the protection, preservation, maintenance or realization of the Assets, or take any other steps incidental to these powers if in the opinion of the Interim Receiver it is necessary or desirable to do so;

         (f) to negotiate and enter into agreements in respect of the Assets, including without limitation, management agreements, or to amend or terminate existing agreements;

         (g) to pay ongoing costs or expenses incurred on and after the date of this Order which arise out of or in connection with the day to day operations of the Assets and the business carried on by the Company, including, without limitation, ground rents and other rents, utilities, heating, maintenance, insurance, supplies and similar expenses;

         (h) to make such repairs or alterations to the Assets as the Interim Receiver deems advisable;

         (i) to sell inventory comprising the Assets or lease the Assets in the ordinary course of business without the approval of this Honourable Court;

         (j) to purchase or lease such machinery, equipment, inventories, supplies, premises, or other assets as may be necessary or desirable in the opinion of the Interim Receiver to continue the business of the Company or any part or parts thereof and or to receive, preserve, protect or realize upon the Assets;

         (k) to receive and collect all monies and accounts now owed or hereafter owing to the Company in respect of the Assets, and to exercise all remedies of the Company in collecting all such monies, including, without limitation, to exercise any security held by the Company;

         (l) to join in and execute, assign, issue and endorse such transfers, conveyances, contracts, leases, deeds, bills of sale, cheques, bills of lading or exchange, or other documents of whatever nature in respect of any of the Assets, in the name and on behalf of the Company, which are necessary, desirable or convenient in the opinion of the Interim Receiver for any purpose pursuant to this Order;

         (m) to employ employees or former employees of the Company on a temporary basis if in the opinion of the Interim Receiver it is necessary or desirable to do so;

         (n) take any and all steps necessary at law, or otherwise available in the opinion of the Interim Receiver, to preserve all patents, trademarks, technology "know how" or other intellectual property comprising Assets of the Company in Canada and elsewhere;

         (o) to undertake regulatory, environmental or workers health and safety assessments of the Assets and operations of the Company to the extent deemed necessary by the Interim Receiver;

         (p) to exercise all rights of a shareholder in respect of any corporate authority and to vote or otherwise deal with all securities, warrants or other interests, any options or other rights to acquire any such securities held by the Company, or for their benefit.

         (q) to bring or defend any action or other legal proceedings, take any steps, enter into any agreements or incur any obligations necessary or incidental to the exercise of the aforesaid powers and performance of its duties hereunder as are necessary or appropriate in the opinion of the Interim Receiver;

         (r) subject to paragraph 26 hereof, and only if the sale contemplated therein does not successfully close, to market any or all Assets, negotiate sales and, subject to the approval of the Court, on such notice as the Interim Receiver may deem necessary or desirable or as this Court may otherwise order, enter into one or more agreements of purchase and sale of some or all of the Assets with potential purchasers, on such terms and conditions as the Interim Receiver in its discretion may determine in respect of the Assets or any part or parts thereof; the Interim Receiver shall not require the approval of the Court for the sale of individual Assets of the Company having a value, in the estimation of the Interim Receiver. of less than $150,000 and the Interim Receiver is hereby authorized to execute all documentation necessary to effect such sales on behalf of the Company. For the purpose of effecting such sales compliance with Part V of the Personal Property Security Act (Ontario) be and the same is hereby dispensed with.

         (s) to report to, meet with and discuss with secured and unsecured creditors of the Company, and their advisors, as the Interim Receiver deems appropriate, on all matters relating to the Assets and the Interim Receivership, including, without limitation, financial information, analysis, offers on such terms as to confidentiality as the Interim Receiver deems appropriate;

         (t) to apply for any vesting order or orders which may be necessary or desirable, in the opinion of the Interim Receiver, in order to convey the Assets or any part, or parts thereof to a purchaser or purchasers thereof, free and clear of any liens or encumbrances affecting such Assets and to settle any liens or encumbrances affecting the Assets;

         (u) to register a copy of this Order and any other Orders obtained by the Interim Receiver in respect of the Assets against title to any or all property comprised in the Assets;

         (v) to enter into arrangements with respect to or settle, extend or compromise any indebtedness of or owing to the Company; and,

         (w) take any steps, enter into any agreements or incur any obligations necessary or incidental to the exercise of the aforesaid powers.

DELIVERY OF ASSETS AND INFORMATION

4. THIS COURT ORDERS that the Company and all of their respective present and former directors, officers, employees, agents and shareholders, any other persons acting on their instructions including, without limitation, the accountants and counsel of the Company, the Company' insurers, brokers and adjusters and all other persons having notice of this Order (all of whom are collectively referred to as the "Affected Persons") do forthwith grant access to and, if necessary in the opinion of the Interim Receiver to carry out its powers pursuant to this Order, deliver possession of the Assets of every nature and kind whatsoever, wheresoever situate, to the Interim Receiver including, without limitation:

         (a) any and all of the books, securities, records, documents, accounts, deeds, papers, records, minute books, registers and any and all other information related in any way to the
                  Assets:

         (b) any and all budgets, accounting records, computer records, computer programs, computer tapes, computer discs, leases and agreements related in any way to the Assets;

         (c) any and all information and documents relating to patents, trademarks, copyrights and other intellectual Assets or rights owned, licensed by or to or used by the Company in its businesses, whether registered in the name of the Company or otherwise;

         (d) any and all data storage media and programs containing any such information; and

         (e) any other records of every kind and nature relating to the Assets or the businesses carried on by the Company (items (a), (b), (c), (d) and (e) above being collectively, the "Information");

         (f) all monies, cheques, postdated cheques and remittances of every king and nature, whenever and howsoever arising in respect of the Assets and to provide or permit the Interim Receiver to make, retain and take away copies thereof and allow the Interim Receiver immediate, continued and unrestricted access to the Assets and that they must grant to the Interim Receiver access to and use of accounting, computer, software and escrow facilities relating thereto promptly at the request of the Interim Receiver; and

5. THIS COURT ORDERS that all Affected Persons be and they are hereby restrained and enjoined from disturbing or interfering with the Assets and the Interim Receiver and with the exercise of the powers and authority of the Interim Receiver conferred hereunder.

6. THIS COURT ORDERS that if any of the Information is stored or otherwise contained on a computer or other electronic system of information storage, and if the Interim Receiver has not otherwise been given timely access to the Information, the Company and all Affected Persons shall forthwith give unfettered access to the Interim Receiver for the purpose of allowing the Interim Receiver to obtain a full copy of the Information whether by way of printing the Information onto paper or making copies of computer discs or such other manner of retrieving and copying. the Information as the Interim Receiver in its discretion deems expedient. For the purposes of this paragraph, the Company and all Persons shall provide the Interim Receiver with all such assistance in gaining access to the Information as the Interim Receiver may in its discretion require, including, without limiting the generality of the foregoing, providing the Interim Receiver with instructions on the use of any computer or other system and providing the Interim Receiver with any and all access or other codes as may be required to gain access to the Information.

THE STAY

7. THIS COURT ORDERS that, without limiting the generality of any of the provisions hereof, no one claiming an interest in the Assets, or any part or parts thereof shall be at liberty to exercise any rights in respect of such interest, including without limitation, any right to possession of such Assets, or any part or parts thereof, except with the prior written consent of the Interim Receiver or with leave of this Honourable Court being first had and obtained on at least 7 days' notice to the Interim Receiver.

8. THIS COURT ORDERS that no demands, legal actions, motions, steps, registrations, perfections, administrative proceeds, self-help remedies, or any other acts, proceedings or private remedies whatsoever in respect of the Assets or the business conducted thereof by the Company or against the Company or the Interim Receiver, including, without limitation, the enforcement of security, liens, or collection of any debt or liability, the exercise of any landlord's right to distrain or terminate any lone, the acceleration, amendment, or termination of any contract, including any franchise agreement or any contract of insurance of the Company or in which the Company are a named or unnamed insured or from which the Company may derive a benefit, the exercise of any right of set off or combination of accounts, the exercise of any right construction, mechanics' repair, storage, or other lien, or the commencement or continuation of any proceedings under any environmental regulation or similar statute in any jurisdiction in which the Assets may be located, shall be taken or continued against the Company or the Interim Receiver, with respect to the Assets or any part thereof without the prior written consent of the Interim Receiver or leave of this Court first being obtained and upon application after 7 days' notice to the Interim Receiver provided that any recognized public authority taking action solely to protect imminent and material danger to life, health, limb or property, whether pursuant to Environmental Laws (as hereinafter defined) or otherwise, shall not be so retrained.

9. THIS COURT ORDERS that, without limiting the generality of any of the provisions hereof, all persons, including without limitation, all utilities, landlords, franchisees, suppliers and equipment lessors be and they are hereby restrained and enjoined from varying, amending, terminating, canceling or breaching any agreements with the Company including franchise agreements. In addition, all persons are enjoined from disturbing or interfering with utility services, including but not limited to the furnishing of fuel, gas, oil, heat, electricity, garbage collection (including hazardous waste), water, cable television, computers, telephones, telecopiers (at former and present telephone numbers), or any other utilities of like kind, furnished up to the present date to the Company in respect of any of the Assets. All persons are hereby restrained and enjoined from terminating, determining or cancelling any agreements with, or cutting off, discontinuing or altering any such utilities, or services to the Company or the Interim Receiver subject to the obligation of the Company or the Interim Receiver, as the case may be, to pay for such utilities or services provided to the Company or the Interim Receiver, as the case may be, subsequent to the occupation, by the Interim Receiver~ of the premises to which the utilities or services are supplied, except with the prior written consent of the Interim Receiver or upon further order of this Honourable Court on at least 7 days' notice to the Interim Receiver.

10. THIS COURT ORDERS that all persons shall continue to perform and observe all terms, conditions and provisions contained in any agreement with the Company in respect of any of the Assets, subject to the obligation of the Interim Receiver to pay for goods and services requested by the Interim Receiver to be supplied to the Interim Receiver, for the period commencing with the date of this Order, and all persons are restrained from disturbing or otherwise interfering with the possession, use or occupation, as the case may be, by the Interim Receiver of any Assets owned or !eased by the Company, subject to the obligation of the Interim Receiver to pay rent or occupation rent, as the case may be, for the period commencing with the date of actual occupatior4 use or possession, as the case may be, of such Assets by the Interim Receiver, but not arrears, at the date presently payable by the Company;

ADDITIONAL INTERIM RECEIVER POWERS AND PROTECTIONS

11. THIS COURT ORDERS that when all or part of the Assets are sold or otherwise dealt with, the Company shall join in and execute all necessary powers of attorney, conveyances, deeds and documents of whatsoever nature or form. For such purpose the Interim Receiver is hereby authorized and empowered to execute such powers of attorney, agreements, conveyances, deeds. documents or instruments in the name of and on behalf of the Company. Any such powers of attorney, conveyances, deeds or documents so executed by the Interim Receiver shall have the same force and effect as if executed by the Company.

12. THIS COURT ORDERS AND DECLARES that the employment of all employees of the Company who were employed by the Company at the date hereof are hereby terminated, and that nothing herein shall cause the Interim Receiver to be deemed or considered to be a successor employer, sponsor or payor with respect to the Company or any such employees under the Canada Labour Code, the Labour Relations Act (Ontario), the Employment Standards Act (Ontario), the Pension Benefits Act (Ontario), or under any other provincial or federal legislation, regulation or rule of law or equity applicable to employees or pensions (collectively "Labour Laws"), or any collective agreement, other contract or otherwise, notwithstanding that the Interim Receiver may employ some or all of such employees in connection with the operation of the Companies business in whole or in part while efforts are made to restructure or sell the same.

13. THIS COURT ORDERS that nothing herein contained shall vest in the Interim Receiver the care, ownership, control, charge, occupation, possession of management (separately and/or collectively, "Possession"), or require or obligate the Interim Receiver to occupy, or to take control, care, charge, possession or manage any of the Assets which may be environmentally contaminated or a pollutant or a contaminant or cause or contribute to a spill, discharge, release or deposit of a substance contrary to any legislation enacted for the protection or preservation of the environment including, without limitation, the Canadian Environmental Protection Act, the Transportation of Dangerous Goods Act, the Environmental Protection Act, (Ontario), the Emergency Plans Act, (1983) (Ontario), the Ontario Water Resources Act, the Occupational Health and Safety Act (Ontario) or the regulations thereunder or any federal or provincial legislation or rule of law or equity in any jurisdiction affecting the environment or the transportation of goods (collectively, "Environmental Laws" or "Environmental Liabilities"). The Interim Receiver shall not be deemed as a result of this Order to be in Possession of any of the Assets within the meaning of any Environmental Laws.

14. THIS COURT ORDERS that the interim Receiver shall incur no liability or obligation as a result of its appointment or the fulfillment of its duties in carrying out the provisions of this Order, save and except for any gross negligence or willful misconduct on its part and the Interim Receiver be and is hereby indemnified out of the Assets from and against all liabilities arising out of the due and proper performance of its duties as Interim Receiver pursuant to the terms of this Order and the Interim Receiver shall have a charge on the Assets (the "Interim Receiver Charge") for such indemnity in priority as provided for in paragraph 15 of this Order.

15. THIS COURT ORDERS that the Interim Receiver shall be at liberty to appoint, employ or retain consultants, agents, employees, experts, auditors, accountants, managers, solicitors and counsel, including legal counsel and such other assistants from time to time and on whatever basis, including on a temporary basis, as it may consider necessary or desirable for receiving, managing, operating, preserving or protecting or realizing on the Assets carrying on the business of the Company, or generally exercising the powers and duties conferred by this Order. Any expenditure which shall properly be made or incurred by the Interim Receiver in so doing, including the fees of the Interim Receiver and the fees and disbursements of its legal counsel on a complete indemnity basis, shall be allowed to it in passing its accounts and shall form a first charge on the Assets in priority to any charge, mortgage, lien, security interest or encumbrance on or in the Assets (the "Interim Receiver Charge".)

16. THIS COURT ORDERS that, prior to the passing of accounts, the Interim Receiver shall be at liberty from time to time to apply a reasonable amount of the monies in its hands against its fees and disbursements, including reasonable legal fees and disbursements, incurred at the standard rates and charges for such services rendered either monthly or at such longer or shorter intervals as the Interim Receiver deems appropriate, and such amounts shall constitute advances against its remuneration when fixed from time to time.

17. THIS COURT ORDERS that, without limiting the generality of any of the provisions hereof, the Interim Receiver be empowered, with leave of this Honourable Court to have any past or present officer, director or shareholder of the Company, or any employee, accountant, auditor, or shareholder of the Company, attend to be examined under oath by the Interim Receiver concerning the Company or any of the Assets.

18. THIS COURT ORDERS that the Interim Receiver be at liberty and it is hereby empowered to borrow, by way of a revolving credit or otherwise, such monies from time to time as it may consider necessary or desirable, provided that the outstanding principal amount does not exceed $500,000 (or such greater amount as this Court may by further Order authorize) at any time, at such rate or rates of interest as it deems advisable for such period or periods of time as it may arrange, for the purpose of exercising the powers and duties conferred by this Order, including interim expenditures. The whole of the Assets shall be charged by way of a fixed and specific charge as security for the payment of the monies borrowed, together with interest and charges therefrom in priority to all security interests, trusts, liens, charges, and encumbrances, but subject to the Interim Receiver Charge.

19. THIS COURT ORDERS that any security granted by the Interim Receiver in connection with its borrowings under this Order shall not be enforced without leave of this Court.

20. THIS COURT ORDERS that the interim Receiver is at liberty and authorized to issue certificates substantially in the form annexed as Schedule "A" hereto (the "Interim Receiver's Certificate) for any amount borrowed by it pursuant to this Order.

21. THIS COURT ORDERS that the Interim Receiver be and it is hereby authorized in its discretion, to borrow on the security of Interim Receiver's Certificates instead of selling any Interim Receiver's Certificates, and in connection therewith to execute such hypothecations or pledges of Interim Receives Certificates containing such provisions as it shall see fit.

22. THIS COURT ORDERS that the monies from time to time borrowed by the Interim Receiver pursuant to this Order or any further order of this Court and any and all Interim Receivers Certificates evidencing the same or any part thereof shall rank on a pari passu basis.

23. THIS COURT ORDERS that the Interim Receiver be and it is hereby authorized and empowered, for the purpose of exercising its power and duties under this Order to apply for any permits, licenses, approvals or permissions as may be required by any governmental or regulatory authority, and to participate in any administrative hearings or arbitrations with respect thereto.

24. THIS COURT ORDERS that die Interim Receiver be at liberty and is hereby authorized and empowered from time to time to apply to this Court for advice and directions in the discharge of its power and duties hereunder.

25. THIS COURT ORDERS that any interested party affected by the terms of this order and who did not receive notice of this motion, may apply to this Court to vary or rescind this order or seek other relief on 7 days notice to the Interim Receiver and the Bank.

SALE APPROVAL

26. THIS COURT ORDERS that the asset purchase agreement between Johnvince Foods Inc.("Purchaser"') and the Interim Receiver dated July 31, 2002 (the "Asset Purchase Agreement") and the transactions contemplated therein (the "Transactions"), pursuant to which the Purchaser has agreed to purchase the assets specified in the Asset Purchase Agreement (the Purchased Assets"), be and is hereby approved and the Interim Receiver is authorized and directed to complete the Transactions in accordance with the Asset Purchase Agreement The Interim Receiver is hereby directed to and is hereby deemed to adopt the Asset Purchase Agreement.

27. THIS COURT ORDERS that the Interim Receiver be and it is hereby authorized, empowered and directed to, nunc pro tunc, execute and deliver the Asset Purchase Agreement to the Purchaser and is further authorized, empowered and directed to implement and complete the Transaction in accordance with the terms and conditions of the Asset Purchase Agreement with such alterations, amendments, deletions and additions as the parties thereto may agree to, and to perform the obligations contained in the Asset Purchase Agreement including, without limitation, executing and delivering the Access Agreement attached as Schedule E to the Asset Purchase Agreement (the "Access Agreement") and the Sales Agency and Trademarks License Agreement referenced in Section 11.02 of the Asset Purchase Agreement (the "Sales Agency and Trademarks Licensing Agreement").

28. THIS COURT ORDERS that the Access Agreement shall be effective as of the date of this Order.

29. THIS COURT ORDERS that the receivables resulting from sales of Trade Goods Inventory, as defined in the Asset Purchase Agreement undertaken pursuant to the Sales Agency and Trademarks Licensing Agreement be and are hereby deemed to be subject to the security interest granted by the Company to Congress.

30. THIS COURT ORDERS that in completing the Transaction, subject to the terms and conditions of the Asset Purchase Agreement, the Interim Receiver be and it is hereby authorized:

         (a) to execute and deliver such additional related and ancillary documents and assurances governing or giving effect to the Transaction as the Interim Receiver, in its discretion, may deem to be reasonably necessary or advisable to conclude the Transactions, including the execution of such powers of attorney, conveyances, deeds and documents in the name and on behalf of any of the Company, as may be contemplated in the Asset Purchase Agreement, and any such powers of attorney, conveyances, deeds or documents so executed by the Interim Receiver shall have the same force and effect as if executed by any of the Company, and all such documents are hereby ratified, approved and confirmed, and

         (b) to take such steps as are, in the opinion of the Interim Receiver, necessary or incidental to the performance of its obligations pursuant to the Asset Purchase Agreement.

31. THIS COURT ORDERS and declares that the purchase price set out in the Asset Purchase Agreement is fair and commercially reasonable and was arrived at in a commercially reasonable manner.

32. THIS COURT ORDERS and declares that the Bulk Sales Act, R.S.O. 1990, c.B.14 and any similar legislation in any other jurisdiction in which the Purchased Assets may be situate does not apply to the transactions contemplated by the Asset Purchase Agreement,

VESTING

33. THIS COURT ORDERS that, effective immediately upon the filing with this Honourable Court of a certificate (the "Certificate") by the Interim Receiver confirming that all terms and conditions under the Asset Purchase Agreement have been either satisfied or waived, all right, title and interest of all persons, parties or entities including, without limitation, Congress, the Company and the Interim Receiver in and to the Purchased Assets shall vest and are hereby vested in and to Johnvince Foods Processing Inc. ("JFP"), absolutely and forever, free and clew of and from any and all estate, right, title, interest claims, hypothecs, mortgages, charges, liens (whether contractual, statutory or otherwise), security interests, assignments, actions, levies, taxes, writs of execution, trusts or deemed trusts (whether contractual, statutory or otherwise), options, agreements, disputes, debts, encumbrances or other rights, limitations or restrictions or any nature whatsoever, including without limitation, any rights or interests of any creditors of the Company, whether or not they have attached or been perfected registered or filed, whether secured or unsecured or otherwise, whether liquidated, unliquidated or contingent (collectively, the "Claims"), by or of all persons or entities of any kind whatsoever including, without limitation, Congress, the Company, the Interim Receiver (in whatsoever capacity), any corporation affiliated with the Company, all individuals, firms, corporations, partnerships, joint ventures, trust, unincorporated organizations, governmental and administrative bodies, agencies, authorities or tribunals and all other natural persons or corporations, whether acting in their capacity as principals or as agents, trustees, executors, administrators or other legal representatives (collectively, the "Claimants"), including for greater certainty and without limiting the generality of the foregoing the Claims held by or in favour of the entities or their solicitors served with the Late Notice of Application relating to this Order. The Interim Receiver shall file the Certificate with the Court immediately upon receipt of the Purchase Price on Closing as those terms are defined in the Purchase Agreement.

34. THIS COURT ORDERS that the proceeds of sale stemming from the Asset Purchase Agreement after deducting the remuneration. expenses and disbursements of the Interim Receiver incurred with respect to the sale of the Purchased Assets (the "Sale Proceeds") which amount may be deducted by and paid by the Interim Receiver, shall stand in the place and stead of the Purchased Assets, without prejudice to any Claims being advanced against the Sale Proceeds as could have been advanced against the Purchased Assets and that any such Claims against the Sale Proceeds shall be subject to the same priorities as could have been claimed against the Purchased Assets as if the sale of the Purchased Assets had not occurred.

35. THIS COURT ORDERS that, notwithstanding any of the foregoing, all inventory sold and delivered prior to the date of this Order by Continental Candy Industries B.V. ("Continental") to Triple-C (the "Continental Inventory") and which is being transferred to the Purchaser under the Asset Purchase Agreement, will vest in the JFP subject only to right of Continental to seek to establish by way of a final and binding Order obtained on reasonable notice to the Purchaser that it had a secured claim thereto immediately prior to the making of this Order ("Continental Secured Claim"). but the Continental Inventory will otherwise vest in the JFP free and clear of all Claims of any person, party or entity of any nature whatsoever as provided in this order. In the event that Continental establishes that it has a Continental Secured Claim to the Continental Inventory, the title acquired by the JFP to the Continental Inventory will be subject to such Continental Secured Claim only to the extent that such Continental Secured Claim ranked in priority to the secured Claim of Congress to the Continental Inventory immediately prior to the making of this order. Apart from such prior ranking secured claim to the Continental Inventory if so established, Continental shall have no other claim against the Purchaser, JFP or the Continental Inventory or the other Purchased Assets in respect of any matter pertaining to the Continental Inventory the Purchased Assets, or the Company or its affairs.

36. THIS COURT ORDERS that the Interim Receiver shall forthwith deliver a copy of this Order to each party served with the Application Record.

DISTRIBUTION

37. THIS COURT ORDERS that the Interim Receiver be and the same as hereby authorized to distribute from the Sale Proceeds to Congress an amount equal to the obligation owing by the Company to Congress (inclusive of costs and expenses), forthwith upon the closing of the Transaction to be applied as against die indebtedness owed by the Company to Congress.

38. THIS COURT ORDERS that nothing herein shall prejudice or affect the ability of Continental to raise or assert any claim based on the doctrine of marshalling with respect to any surplus Sale Proceeds remaining after the obligation owing by the Company to Congress (inclusive of costs and expenses) have been paid in full on the same terms and to the same extent as it could have raised or asserted such claim immediately prior to the making of this Order.

39. THIS COURT ORDERS that forthwith after making the distribution to Congress referred to above, the Interim Receiver shall deliver the notice required by Rule 79 of the Bankruptcy and Insolvency Act Rules and unless a Motion is brought opposing the Interim Receiver's accounts or the discharge of the Interim Receiver, the Interim Receivers' accounts shall be deemed to be taxed and the Interim Receiver sham be discharged thirty (30) days after the sending of such notice.

MISCELLANEOUS

40. THIS COURT ORDERS that, without limiting the generality or any of the provisions hereof, the Interim Receiver be at liberty and is hereby authorized and empowered to apply, upon such notice as it may consider necessary, for an order recognizing the appointment of the Interim Receiver by this Court and confirming the powers of the Interim Receiver in such other jurisdiction or jurisdictions or to take such steps, actions or proceedings as may be necessary or desirable for the receipt, preservation, protection and maintenance of the Assets, and all Court of all other jurisdictions are hereby respectfully requested to make such orders and provide such other aid and assistance to the Interim Receiver as an officer of this Court, as they may deem necessary or appropriate in furtherance of this Order.

41. THIS COURT ORDERS that the Congress shall have its costs of this application up to and including entry and service of this Order, on a complete indemnity basis, paid by the Interim Receiver as a disbursement of the interim receivership.


                                                       /s/
                                        ----------------------------------------
                                        ENTERED ATANSCRIT A TORONTO
                                        ON/BOOK NO.:
                                        LE/DANS LE REGISTRE NO.:
                                        August 08, 2002

                                        PER/PAR:       /s/
                                                 ----------------

--------------------------------------------------------------------------------
                                                      Court File No.: 02-CL-4623


CONGRESS FINANCIAL                                         TRIPLE-C INC.
CORPORATION

         -Applicant-                                       -Respondent-


--------------------------------------------------------------------------------
                                       |
                                       |                ONTARIO
                                       |       SUPERIOR COURT OF JUSTICE
                                       |            COMMERCIAL LIST
                                       |
                                       |   (PROCEEDING COMMENCED AT TORONTO)
                                       |
                                       -----------------------------------------


                                       -----------------------------------------
                                                         ORDER
                                       -----------------------------------------

                                            GOWLING, LAFLEUR, HENDERSON LLP
                                               Barristers and Solicitors
                                               4900 Commerce Court West
                                                     P.O. Box 438
                                                   TORONTO, Ontario
                                                        M5L 1J3

                                                     Patrick Shea
                                                   LSUC No.: 39655K

                                               Telephone: (416) 369-7399
                                               Facsimile: (416) 369-7250

                                          SOLICITORS FOR THE _______________
--------------------------------------------------------------------------------

                                   SCHEDULE B
                                  ENCUMBRANCES

------------------------------- ------------------------------ -----------------
         Secured Party             Collateral Description           File No.
------------------------------- ------------------------------ -----------------
  National Leasing Group Inc.       Inventory, Equipment           845710956
------------------------------- ------------------------------ -----------------
    Newcourt Financial Ltd.       Equipment, Accounts, Other       852144561
                                     Motor Vehicle Incl
------------------------------- ------------------------------ -----------------
       Congress Financial           Inventory, Equipment,          855451179
      Corporation(Canada)          Accounts, Other, Motor
                                        Vehicle Incl.
------------------------------- ------------------------------ -----------------
       Continental Candy                  Inventory                086736771
       Industries B.V.
------------------------------- ------------------------------ -----------------

                                   SCHEDULE C
                              INTELLECTUAL PROPERTY

SCHEDULE (2):
INTELLECTUAL PROPERTY IN THE NAME OF TRIPLE-C
The intellectual property includes, but is not limited to, the following:



TRADEMARKS                                      RENEWAL DUE
BARCLAY                                         APRIL 15 2013
BEER BOTTLES                                    APRIL 08 2009
BELLY BUTTONS                                   MAY 03 2001
BOUTEILLES COLA                                 DECEMBER 17 2011
CANDY ON THE MOVE & DESIGN                      MAY 28 2008
CHILD BOY'S HEAD DESIGN                         MAY 06 2003
CHILD BOY'S FACE FANCIFUL DESIGN                JUNE 01 2014
CHOCOLATE ON THE MOVE & DESIGN                  MAY 28 2008
COLA BOTTLES                                    MAY 06 2003
DOG BONES`                                      FEBRUARY 12 2003
FINS AND SCALES                                 DECEMBER 11 2002
FLOSSED TEETH                                   JULY 23 2003
FROGS                                           MAY 19 2010
GRENQUILLES                                     JUNE 30 2010
GUMMY GUY & HEAD DESIGN                         OCTOBER 26 2015
GUMMY GUY                                       OCTOBER 23 2002
INITIAL                                         MARCH 29 2006
IT'S A BOY                                      JUNE 03 2009
IT'S A GIRL                                     JUNE 24 2009
LES GRIMACIERS SUR ORIGINAUX                    MAY 19 2010
LOONIES                                         SEPTEMBER 14 2005
MILLENNIUM COINS                                JULY 31 2001
PEANUT SMAKS                                    FEBRUARY 07 2007
PUCKERPOWER                                     SEPTEMBER 21 2005
QUENCHERS                                       JANUARY 28 2009
SANTA'S OWN & DESIGN                            MARCH 26 2008
SANTA'S OWN                                     OCTOBER 09 2007
SCREAMING SIRENS                                MARCH 31 2009
SIMON SUR                                       OCTOBER 20 2010
SOUR FACE PULLERS                               RENEWED
SOUR PUSS                                       DECEMBER 22 2004
SOUR SIMON & HEAD DESIGN                        OCTOBER 25 2015
SOUR SIMON                                      JUNE 01 2014
SOUR SOOTHERS                                   APRIL 11 2015
SOUR STRAWS                                     JULY 27 2014
SOUR SUBS                                       FEBRUARY 12 2003

SOUR TONGUES                                    RENEWED
SUJETS SURS                                     AUGUST 25 2010
SUMMER BERRIES                                  RENEWED
SUPER FROGS                                     DECEMBER 22 2010
SURFIN SNAKES                                   DECEMBER 18 2002
TC & DESIGN                                     RENEWED
TETINES SURS                                    DECEMBER 01 2010
THE ORIGINAL SOUR FACE PULLER                   MARCH 25 2003
TIGER TAILS                                     DECEMBER 18 2002
TOONIES                                         MAY 17 2011
TWONIES                                         MAY 17 2011
WINDSOR                                         SEPTEMBER 22 2010
WORLD CLASS CANDY                               MAY 12 2010
WOW THAT'S SOUR                                 FEBRUARY 25 2009
YUKKIES                                         OCTOBER 20 2004



SCHEDULE (2) cont'd.

CANADIAN-ACTIVE-PENDING MARKS IN THE NAME OF TRIPLE-C
TRADEMARKS

AFFECTIONS
KIDSTUFF                                           SEARCHED
KIDZ KORNER & DESIGN
MAD MONEY

U.S. ACTIVE-PENDING MARKS IN THE NAME OF TRIPLE-C
TRADEMARKS

CASINO CHIPS
KIDZ KORNER (STYLIZED)
KIDZ KORNER & DESIGN
GUMMY GUY & DESIGN
MILLENNIUM COINS
WINDSOR




ALL RIGHTS OF THE COMPANY IN "TRIPLE-C" AND ANY VARIATIONS THEREOF AND ANY DOMAIN NAME (IF ANY)

                                   SCHEDULE D
                                     LEASES


Lease             Landlord                  Premises
                  DRC Holdings Inc.         8 Burford Road Hamilton, Ontario

                                   SCHEDULE E
                                ACCESS AGREEMENT

BETWEEN:
                                 MINTZ & PARTNERS LIMITED [* interim
                                 receiver of Triple-C Inc./trustee of the estate of Triple-C Inc., a bankrupt]

                                 (the "Mintz")

                                          - and -

                                 JOHNVINCE FOODS LTD., a corporation
                                 incorporated under the laws of Ontario

                                 (the "Purchaser")


RECITALS:

1. Pursuant to an Order Of the Ontario Superior Court of Justice (the "Appointment Order") the Interim Receiver was appointed as interim receiver of Triple-C Inc. (the "Company") pursuant to section 47 of the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, as amended. In accordance with the terms of the Appointment order, Mintz is currently in occupation of the premises located at 8 Burford Road, Hamilton Ontario (the "Premises");

2. In its capacity as interim receiver, Mintz has sold to the Purchaser its right, title and interest, if any, in and to certain assets of the Company located on the Premises;

3. The Purchaser wishes to obtain access to the Premises for the purpose of conducting the business previously conducted by the Company from the Premises for a period not to extend beyond October 28, 2002 and the purpose of removing the Purchased Assets described in the Agreement of Purchase and Sale among the Interim Receiver and the Purchaser dated July 31, 2002, (the "Purchase Agreement") from the August 1, 2002 until no later than 5:00 p.m. on October 28, 2002 (the "Access Period").

4. The Purchaser has indemnified the Interim Receiver in accordance with the terms of the Purchase Agreement.

         IN RETURN for allowing the Purchaser to access the Premises and for other valuable consideration (the receipt and sufficiency of which is acknowledged by the Interim Receiver and Purchaser) the parties agree:

1.       Access

         Subject to the terms of this Agreement and the Purchase Agreement Mintz grants to the Purchaser an exclusive right subject only to the rights of Mintz to access the Premises subject to the control and supervision of Mintz during the Access Period, subject to earlier termination thereof under Article 6 of this Agreement.

         Mintz agrees to provide the Purchaser with access to the Premises and provide such supervision as considered necessary.

         Nothing in this Agreement shall be construed to make the relationship between Mintz and Purchaser one of landlord and tenant, joint ventures, partners or anything other than Interim Receiver and Purchaser.

2.       Indemnity

         Purchaser hereby indemnifies and saves harmless Mintz, together with its officers, directors, employees, agents and shareholders, and agrees to hold Mintz harmless from and against any and all losses, liabilities, damages, costs, expenses and claims of any kind and every kind whatsoever, including all legal and professional costs, which at any time or from time to time may be paid, incurred, or asserted against any of them for, with respect to or as a result of:

         (a) any physical damage or physical injury to the Leased Premises caused by the said use of the Premises or the removal of all or any of the Purchased Assets from the Leased Premises or the operation of any business or enterprise from the Leased Premises;

         (b) the operation of any other business or enterprise from the Leased Premises; or

         (c) any claim which the Landlords may successfully assert in respect of Leasehold Improvements or Leased Premises which the Purchaser has removed or damaged.

3.       Access Charges

         The Purchaser shall be responsible for all costs and expenses including, without limitation, rent, operating expenses, security, maintenance, insurance and utility costs, incurred by Mintz in connection with the Premises and indemnifies and saves harmless the Interim Receiver from and against any such costs (the "Access Charges").

4.       Release

         The Purchaser on its behalf and on behalf of its employees, agents, servants and representatives, does hereby release and forever discharge Mintz its employees, agents, servants and representatives from all claims, actions, causes of action, losses, liabilities, debts, demands, costs, and expenses whatsoever ("Claims"), which the Purchaser or its employees, agents servants, representatives and invitees may hereafter have against Mintz , its employees, agents, servants, representatives and invitees, caused by, in connection with, or arising from its access to the Premises, including without limitation, all of the acts and omissions of the Purchaser, its employees, agents, servants and invitees.

5.       Insurance

The Trustee shall, at the Purchaser's cost, arrange insurance for public liability, property, fire and extended Perils with respect to the Premises. The Purchaser will be responsible for insuring the Purchased Assets.

6.       Removal of Purchased Assets

The Purchaser covenants and agrees that it will use reasonable care in removing the Purchased Assets so as not to cause damage to or destroy the Premises. The Purchaser shall comply with the provisions of Article 9 of the Purchase Agreement with respect to the removal of the Purchased Assets from the Premises during the Access Period.

7.       Termination

The right to access the Premises under this Agreement may be terminated by Mintz at any time without recourse by the Purchaser forthwith in the event of an Event of Default (as hereinafter defined) occurs under this Agreement. Should Mintz terminate under this provision, the Interim Receiver shall, acting reasonably, consult with the Purchaser and make arrangements for the removal of the Purchased Assets at the sole cost of the Purchaser. The Purchaser may surrender the Premises and terminate this Agreement (apart from its accrued and unsatisfied indemnity obligations under section 2) by 4 business days notice to Mintz in writing.

8.       No Assignment

This Agreement is personal to the Purchaser or its nominee/designate as contemplated by Section 11.14 of the Purchase Agreement and cannot be assigned without the written consent of Mintz, which consent may be arbitrarily withheld.

9.       Default

If the Purchaser fails to comply with any provision under this Agreement including payment of the Access Charges set out in Article 2 of this Agreement, Mintz shall provide the Purchaser with written notice of the breach If the breach is not remedied within twenty-four (24) hours an event of default shall have been deemed to have occurred (an "Event of Default").

10.      No Registration

The Purchaser agrees that this Agreement and any notice of it cannot be registered against the title to the Premises.

11.      Entire Agreement

Save and except for the Purchase Agreement, this Agreement is the entire agreement between the parties and supersedes all prior negotiations and discussions on those matters. There are no warranties. representations or covenants except as set forth in this Agreement. No modification of this Agreement is binding unless it is in writing and signed by each of Mintz and Purchaser.

12.      Notices

Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if delivered personally, sent by prepaid courier service or sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

         (a)      if to the Purchaser, to:

                  Johnvince Foods Ltd.
                  555 Steeprock Drive
                  Downsview ON M3J2Z6
                  Attention:   Moody Talaant
                  Facsimile:   (416) 398-3275

         With a copy to:

                  Cassels Brock & Blackwell LLP
                  Suite 2100, Scotia Plaza
                  40 King Street West
                  Toronto, OH M5H 3C2
                  Attention:   Bruce T. McNeely
                  Facsimile:   416-350-6906

         (b)      if to Mintz, to:

                  Mintz & Partners Limited
                  100-1446 Don Mills Road
                  North York ON M3B 3N6
                  505 Consumers Road, Suite 200
                  Toronto, Ontario M2J 4V8
                  Attention:   Bryan Tannenbaum/Jim Macpherson
                  Facsimile:   (416) 644-4303

         With a copy to:

                  Bennett Jones LLP
                  3400 - 1 First Canadian Place
                  Toronto, ON, M5X 1A4
                  Attention:   Justin Fogarty
                  Facsimile:   (416) 863 1716

Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, delivered or sent prior to 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

Any Party may from time to time change its address by notice to the other Party given in the manner provided by this Section.

13.      Enurement

This Agreement binds and benefits the parties and their respective successors and assigns.

14.      Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided however, that any Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.

         THIS AGREEMENT effective the _______ day of _________________, 2002.

                                 MINTZ & PARTNERS LIMITED [* interim
                                 receiver of Triple-C Inc./trustee of the estate of Triple-C Inc., a bankrupt]


                                 By:
                                     -------------------------------------------
                                 Name:
                                       -----------------------------------------
                                 Title:
                                        ----------------------------------------

                                 I/We have authority to bind the Corporation.

                                 JOHNVINCE FOODS LTD.


                                 By:
                                     -------------------------------------------
                                 Name:
                                       -----------------------------------------
                                 Title:
                                        ----------------------------------------

                                 I/We have authority to bind the Corporation.

                                   SCHEDULE F
                              THRESHOLD CALCULATION



TRADE ACCOUNTS RECEIVABLE
          Gross as at July 26, 2002                             $*
          plus                                                  $*
          July 26 posted credit notes owed to ITWAL             $*
          plus                                                  $*
          credit notes owed to ITWAL since July 26              $*
          minus                                                 $*
          collections since July 26                             $*
                                                                -------
          Adjusted Gross AR's                                   $*
          minus
          over 90 day AR's                                      $*
          minus                                                 $*
          allowance for bad debts                               $80,000
          minus
          damage claims/credits and returns not booked          $85,000
          minus
          co-op or other programs owed                          $*
          minus                                                 $*
          other set-offs                                        $*
                                                                -------
          Eligible AR's                                         $*
          75% collection rate on Eligible AR's                  $*
          plus
          July 26 Posted credit notes owed to ITWAL             $*
          plus                                                  $*
          credit notes owed to ITWAL since July 26              $*
          minus
          accrued volume rebates payable                        $*
          Net Trade Accounts Receivable                                  $*
TRADE GOODS INVENTORY
          Gross Trade Goods Inventory(53% realization rate)     $*
          Net Trade Goods Inventory                                      $*
                                                                         -------
          THRESHOLD CALCULATION                                          $*
                                                                         -------